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                                                  EXHIBIT 10(e)


    Amendment to the Amended and Restated Special Severance Policy


Effective February 1, 2001, Sections 1.(r) and 3.(2)(B) of The St. Paul Companies, Inc. Amended and Restated Special Severance Policy were amended to read as follows:

          Section 1.(r) "Tier 2 Employee" means an Employee who is serving the Company or St. Paul Fire and Marine Insurance Company as Vice President or above, other than a Tier 1 Employee, and any other Employee who has substantially equivalent responsibilities and is designated by the Chief Executive Officer of the Company as a Tier 2 Employee.

and

          Section 3.(2)(B) For a Tier 3 Employee, severance pay at the Employee's Compensation Rate, payable biweekly, equal to two weeks for each year of "vesting service" (as defined in the Employer's retirement plan, as in effect immediately prior to the Change in Control) with the Employer; provided, however, that no Employee shall receive such severance pay for less than 8 weeks or more than 52 weeks and, provided, further, that, if any such biweekly payment is not timely paid, all remaining biweekly payments shall immediately become due and payable in full.